Exhibit 99.2

PRESS RELEASE	For more information contact:

First Mid-Illinois Bancshares, Inc.	Mandy Lewis
1515 Charleston Ave	VP Director of Marketing
Mattoon, IL 61938	217.258.0675
www.firstmid.com	mlewis@firstmid.com
FOR IMMEDIATE RELEASE

First Mid-Illinois Bancshares, Inc. CEO William Rowland to Retire and Dively to Succeed

MATTOON, Illinois - First Mid-Illinois Bancshares, Inc. (First Mid) today announced that its Chairman, President and Chief Executive Officer, William S. Rowland, will retire from his position effective December 31, 2013.

First Mid also announced that Joseph R. Dively will become the Chairman, President and Chief Executive Officer upon Rowland’s retirement. Dively currently serves as Senior Executive Vice President of First Mid and President of its subsidiary, First Mid-Illinois Bank & Trust, N.A (First Mid Bank)..

Rowland’s decision to retire will bring to a close a remarkable career of nearly 25 years of continuous service to First Mid and its stockholders. During that time, Rowland oversaw a remarkable period of growth and expansion for the Central Illinois-based company. When he began his career with the company, First Mid employed fewer than 100 people in five communities. Today it employs more than 400 people in 25 communities.

At 148 years and counting, First Mid is the region’s oldest banking franchise. During Rowland’s tenure, First Mid’s annual net income grew from $1.7 million to a little over $14 million. Total assets grew from $239 million to more than $1.5 billion over the same period, all while maintaining asset quality measurements, which consistently placed First Mid Bank among the best community banks in the nation.
Rowland’s tenure also saw First Mid expand its product offerings substantially to include online banking, bill pay, mobile banking, online account opening services, and a full array of insurance products offered through the First Mid Insurance Group. In addition, First Mid Bank recognized significant growth through the Trust and Wealth Management division with assets growing to over $880 million.

Following his retirement, Rowland will remain on the Board of Directors of First Mid and each of its subsidiaries, First Mid-Illinois Bank & Trust, N.A., Mid-Illinois Data Services, Inc. and First Mid Insurance Group.

"I have thoroughly enjoyed my nearly 25 years of service to First Mid and look forward to continued service as a director,” Rowland said.

“When I joined the organization at the beginning of 1989 it was already well on its way to becoming the respected community bank it is today and I am pleased to have been able to contribute to that success. First Mid has prospered financially, served our customers and our communities well and moreover has provided career opportunities to numerous intelligent and ambitious young men and women. I am very proud of this organization, the integrity that has been at the core of our business strategy and I am especially proud of our team of financial professionals. I am truly grateful to have had the opportunity to lead and be part of First Mid.”

“I am confident this organization will continue to grow and succeed under the leadership of Joe Dively,” Rowland added. “Having worked together over the past two years, Joe’s vision truly aligns with the mission, vision and values that are the foundation of First Mid. I look forward to continuing to work with Joe as a member of the board.”

Joseph Dively, former Senior Vice President of Consolidated Communications Holdings, Inc., served on the First Mid Board of Directors from 2004 until 2011 before joining the management team in 2011.

"Bill Rowland has been an exceptional leader for our company over the past 25 years,” Dively said.

“He’s managed through very turbulent times, built a tremendous team, and continued to hold strong to our mission of serving our customers, employees, communities and shareholders. I am excited to take on this new role and to continue forward with First Mid’s 148 year-old tradition of growth, profitability, and commitment to the communities we serve.”

First Mid-Illinois Bancshares, Inc. provides comprehensive banking, trust and wealth management, and insurance services through its operating subsidiaries First Mid-Illinois Bank & Trust, N.A., and First Mid Insurance Group. It operates banking centers and ATMs in over 25 communities in Illinois. More information about First Mid is available at www.firstmid.com.

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